UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-effective amendment no. 1 to Form S-8 Registration Statement no. 33-64380

Post-effective amendment no. 1 to Form S-8 Registration Statement no. 33-46865

Post-effective amendment no. 1 to Form S-8 Registration Statement no. 333-7328

Post-effective amendment no. 1 to Form S-8 Registration Statement no. 333-8270

Rio Tinto plc

(Exact name of registrant as specified in its charter)

England and Wales	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2 Eastbourne Terrace London W2 6LG, United Kingdom
(Address of principal executive offices)

Nerco Savings and Investment Plan

Kennecott Utah Copper Savings for Represented Hourly Employees

Kennecott Savings and Investment Plan

U.S. Borax Inc. 401(k) Savings and Retirement Contribution Plan for Represented Hourly Employees

U.S. Borax Inc. Thrift Plan for Salaried Employees

Luzenac America, Inc. Investment Savings Plan

(Full titles of plans)

Cheree Finan

Corporate Secretary
Rio Tinto Services Inc
80 State Street
Albany

New York, 12207-2543
(Name and address of agent for service)

(801) 204-2251
(Telephone number, including area code, for agent for service)

Explanatory Note:

The Nerco Savings and Investment Plan was merged into the Kennecott Corporation Savings and Investment Plan effective 31 August 1994. The Kennecott Savings and Investment Plan (formerly the Kennecott Corporation Savings and Investment Plan) , U.S. Borax Inc. Thrift Plan for Salaried Employees, and Luzenac America, Inc. Investment Savings Plan were merged into the Rio Tinto America Inc. 401(k) Savings Plan and Investment Partnership Plan effective 1 January 2003.The Rio Tinto plc Ordinary Shares, which have been represented by American Depositary Shares (“ADSs”) evidenced by American Depositary Receipts (“ADRs”), and related plan interests distributable with respect to such plans were previously registered under Registration Statements on Form S-8 File Nos. 333-7328, 33-46865 and 333-8270, respectively.

The Rio Tinto plc Ordinary Shares, which have been represented by American Depositary Shares (“ADSs”) evidenced by American Depositary Receipts (“ADRs”), and related plan interests distributable with respect to the U.S. Borax Inc. 401(k) Savings and Retirement Contribution Plan for Represented Hourly Employees and Kennecott Utah Copper Savings Plan for Represented Hourly Employees (formerly Kennecott Corporation Savings Plan for Hourly Employees) were previously registered under Registration Statements on Form S-8 Nos. 333-7328 and 33-46865, respectively.

The Registrant hereby amends the Registration Statements listed above to remove from registration any ADSs and ADRs, of Rio Tinto plc and interests in the plans that remain unsold as of the filing date of this Post-Effective Amendment No.1.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Post-Effective Amendment No. 1 to Registration Statements on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto to duly authorized in the city of London, United Kingdom, on 9 September 2014.

Rio Tinto plc
(Registrant)

/s/ Eleanor Evans

By
Eleanor Evans
Secretary
(Signature and Title)